News Release

NUCOR REPORTS RESULTS FOR THE YEAR AND FOURTH QUARTER OF 2003

CHARLOTTE, NORTH CAROLINA, January 29, 2004 – Nucor Corporation’s (NYSE: NUE) consolidated net sales for the fourth quarter of 2003 increased 4% over this year’s third quarter net sales to $1,661,100,000. Fourth quarter earnings for 2003 were $20,600,000 ($.26 per share), compared with $16,000,000 ($.20 per share) in the third quarter of 2003.

Nucor’s consolidated net sales for 2003 increased 30% to $6,265,800,000, compared with $4,801,800,000 in 2002. Average sales price per ton increased less than 1% while total tons shipped to outside customers increased 30%. In the fourth quarter of 2003, Nucor’s consolidated net sales increased 28% to $1,661,100,000, compared with $1,294,600,000 in last year’s fourth quarter. Average sales price per ton increased 2% from the fourth quarter of 2002 and increased 5% from the third quarter of 2003. Total tons shipped to outside customers increased 26% from the fourth quarter of 2002 and decreased 2% from the third quarter of 2003. The increase in total tons shipped was primarily due to the acquisitions of the assets of Trico Steel Company, LLC in July 2002 and the assets of Birmingham Steel Corporation in December 2002. Excluding the increases resulting from these acquisitions, total tons shipped to outside customers increased 6% from 2002 to 2003 and increased 5% from the fourth quarter of 2002 to the fourth quarter of 2003.

Nucor’s consolidated net earnings for the current year decreased 61% to $62,800,000 ($.80 per share), compared with $162,100,000 ($2.07 per share) in 2002. Net earnings for this year’s fourth quarter decreased 52% to $20,600,000 ($.26 per share), compared with $42,900,000 ($.55 per share) in the fourth quarter of 2002. Net earnings for the fourth quarter of 2003 were negatively impacted by higher scrap and energy costs as well as by continued severely depressed levels of activity in the nonresidential construction and capital goods markets. The average scrap and scrap substitute cost per ton used increased $27 (25%) from 2002, increased $37 (31%) from the fourth quarter of 2002 to the fourth quarter of 2003, and increased $18 (13%) from the third quarter of 2003 to the fourth quarter of 2003. The average scrap cost per ton purchased increased $65 (57%) from December 2002 to December 2003. Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $115,000,000 in 2003 (including a LIFO charge of $17,600,000 for Nucor-Yamato Steel Company, of which Nucor owns 51%), compared with a charge of $34,300,000 in 2002 (including a LIFO charge of $50,000 for Nucor-Yamato Steel Company). In the fourth quarter of 2003, the LIFO charge was $75,500,000 (including a LIFO charge of $8,900,000 for Nucor-Yamato Steel Company), which was significantly higher than our forecast, compared with $15,600,000 in the fourth quarter of 2002 (including a LIFO credit of $1,400,000 for Nucor-Yamato Steel Company). Total energy costs increased approximately $4 per ton from 2002 to 2003 and increased $3 per ton from the fourth quarter of 2002 to the fourth quarter of 2003.

In the fourth quarter of 2003, consolidated net earnings included other income of $4,400,000 related to a gain on sale of equipment. Also during 2003 and 2002, Nucor received graphite electrodes anti-trust settlements of $7,100,000 and $29,900,000, respectively. No graphite electrodes anti-trust settlements were received in the fourth quarter of 2003 or 2002. In both 2003 and 2002, Nucor revised estimates for environmental reserves as additional information was obtained, reducing environmental reserves by $8,300,000 and $22,900,000, respectively. During the fourth quarter of 2003, Nucor reduced environmental reserves by $200,000, compared with an increase of $1,400,000 in the fourth quarter of 2002.

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THE YEAR AND FOURTH QUARTER OF 2003 (Continued)

Nucor established annual tonnage records for steel production, total steel shipments and steel shipments to outside customers in 2003. Steel production was 17,441,000 tons for the year, compared with 13,622,000 tons in 2002, an increase of 28%. Total steel shipments increased 31% to 17,656,000 tons in 2003, compared with 13,438,000 tons in the previous year. Steel sales to outside customers increased 32% to 16,263,000 tons in 2003, compared with 12,314,000 tons in 2002. In the steel products segment, steel joist production for 2003 was 503,000 tons, compared with 462,000 tons in the previous year. Steel deck sales were 353,000 tons, compared with 330,000 tons in 2002. Cold finished steel sales were 237,000 tons in 2003, compared with 226,000 tons in the previous year.

Pre-operating and start-up costs of new facilities increased to $117,500,000 in 2003, compared with $84,400,000 in 2002. For the fourth quarter of 2003, pre-operating and start-up costs decreased to $26,000,000, compared with $31,200,000 in the fourth quarter of 2002. In 2003, these costs primarily related to the start-up of the sheet mill in Decatur, Alabama and the Castrip® facility at our sheet mill in Crawfordsville, Indiana. In 2002, these costs primarily related to the start-up of the Castrip facility, the Vulcraft facility in Chemung, New York and Nucor Steel Decatur, LLC. The operating performance of Nucor Steel Decatur continues to improve. The impact of Nucor Steel Decatur on start-up costs will continue to decrease in the first quarter of 2004.

Nucor had an effective tax rate of 6.1% in 2003 compared with 29.5% in 2002, and had an effective tax rate of (29.9%) in the fourth quarter of 2003 compared with 14.0% in the fourth quarter of 2002. The decrease in the effective tax rate is primarily due to state income tax credits, resolution of certain tax issues, and the effect of reduced pre-tax earnings. Nucor recorded state income tax credits of $10,500,000 in 2003 and $16,200,000 in 2002. In the fourth quarter of 2003 and 2002, Nucor recorded state income tax credits of $3,100,000 and $16,200,000, respectively.

Earlier this week, Nucor announced the purchase of a one-half interest in Harris Steel, Inc. from Harris Steel Group, Inc. for a cash purchase price of approximately $21,000,000. In addition, Harris Steel Group may receive up to an additional $6,000,000 upon the achievement of certain operating results of the venture over the next five years. Closing of the transaction is expected to occur within the next 30 days.

Nucor expects the first quarter of 2004 to be impacted by high scrap costs but anticipates that higher average selling prices will provide increased margins. Nucor expects to earn between $.40 and $.60 per share in the first quarter of 2004, compared to $.23 per share in the first quarter of 2003. If economic conditions continue to recover, we expect profitability to improve as 2004 progresses.

Nucor is the largest steel producer in the United States and is the nation’s largest recycler. Nucor and affiliates are manufacturers of steel products, with operating facilities in fourteen states. Products produced are: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; cold finished steel; steel fasteners; metal building systems; and light gauge steel framing.

Nucor Executive Offices:     2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THE YEAR AND FOURTH QUARTER OF 2003 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. Although the Company believes they are based on reasonable assumptions, there can be no assurance that future events will not affect their accuracy. Such events include, among others, general economic conditions and the timing of the recovery of the non-residential construction market; market demand for steel products; availability and costs of electricity, natural gas and raw materials; U.S. and foreign trade policies affecting steel imports or exports; and significant changes in governmental regulations affecting environmental compliance. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s year-end results on January 29, 2004 at 2:00 pm eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Information.

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2003	2002	2003	2002
NET SALES	$6,265,823,467	$4,801,776,537	$1,661,080,252	$1,294,577,927

COSTS, EXPENSES AND OTHER:
Cost of products sold	5,996,547,199	4,332,277,330	1,603,119,456	1,176,294,837
Marketing, administrative and other expenses	165,369,035	175,588,347	34,742,869	49,434,738
Interest expense, net	24,626,865	14,285,934	4,643,200	5,709,843
Minority interests	23,949,779	79,471,911	7,166,677	13,247,891
Other income	(11,546,634)	(29,900,000)	(4,411,545)	—

	6,198,946,244	4,571,723,522	1,645,260,657	1,244,687,309

EARNINGS BEFORE INCOME TAXES	66,877,223	230,053,015	15,819,595	49,890,618
Provision (benefit) for income taxes	4,096,000	67,973,000	(4,733,000)	7,000,000

NET EARNINGS	$62,781,223	$162,080,015	$20,552,595	$42,890,618

NET EARNINGS PER SHARE:
Basic	$0.80	$2.08	$0.26	$0.55

Diluted	$0.80	$2.07	$0.26	$0.55

AVERAGE SHARES OUTSTANDING:
Basic	78,265,686	78,089,501	78,453,450	78,176,554
Diluted	78,416,703	78,249,540	78,662,485	78,202,337

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR THE YEAR AND FOURTH QUARTER OF 2003 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Dec. 31, 2003	Dec. 31, 2002
Assets
CURRENT ASSETS:
Cash and short-term investments	$350,332,243	$219,004,868
Accounts receivable	572,479,237	483,607,972
Inventories	560,395,527	588,989,548
Other current assets	137,352,901	123,759,260

Total current assets	1,620,559,908	1,415,361,648

PROPERTY, PLANT AND EQUIPMENT	2,817,135,193	2,932,058,102

OTHER ASSETS	54,657,953	33,581,467

	$4,492,353,054	$4,381,001,217

Liabilities and stockholders’ equity
CURRENT LIABILITIES:
Long-term debt due within one year	$—	$16,000,000
Accounts payable	329,862,740	247,229,067
Federal income taxes	—	8,948,999
Salaries, wages and related accruals	91,187,156	116,246,817
Accrued expenses and other current liabilities	208,544,950	203,110,945

Total current liabilities	629,594,846	591,535,828

LONG-TERM DEBT DUE AFTER ONE YEAR	903,550,000	878,550,000

DEFERRED CREDITS AND OTHER LIABILITIES	439,851,754	371,271,399

MINORITY INTERESTS	177,278,666	216,654,501

STOCKHOLDERS’ EQUITY:
Common stock	36,426,650	36,271,453
Additional paid-in capital	117,399,387	99,395,806
Retained earnings	2,641,708,428	2,641,581,152

	2,795,534,465	2,777,248,411
Treasury stock	(453,456,677)	(454,258,922)

Total stockholders’ equity	2,342,077,788	2,322,989,489

	$4,492,353,054	$4,381,001,217

Nucor Executive Offices:    2100 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000     Fax 704-362-4208     www.nucor.com